                                                                     Exhibit 8.1

 --------------------------
           MANATT
 --------------------------
           PHELPS
 --------------------------
          PHILLIPS                                         Donald J. Fitzgerald
 --------------------------             Direct Dial:  (310) 312-4000, Ext. 4125
      ATTORNEYS AT LAW                        Internet:  dfitzgerald@manatt.com



November 5, 1999                                             File No:  12173-030



Board of Directors
Three Rivers Financial Corporation
123 Portage Avenue
Three Rivers, Michigan  49093


Board of Directors
Peoples Bancorp
212 West 7th Street
Auburn, Indiana  46706

                  RE: MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER OF THREE RIVERS FINANCIAL CORPORATION WITH AND INTO PEOPLES BANCORP

Ladies and Gentlemen:

                  In accordance with your request, we provide the following analysis and opinions relating to the material federal income tax consequences of the transaction (the "Merger") whereby Three Rivers Financial Corporation, a Delaware corporation (the "Company"), will merge with and into Peoples Bancorp, an Indiana corporation ("Bancorp"), pursuant to that certain Plan of Reorganization and Agreement and Plan of Merger dated as of September 21, 1999 (the "Agreement"). Immediately after and as a result of the Merger, First Savings Bank, a federally chartered savings bank and a wholly-owned subsidiary of the Company ("First Savings") shall become a wholly-owned subsidiary of Bancorp. Terms used herein have the same meaning as in the Agreement.

                  In the Merger, the Company shall be merged with and into Bancorp in a statutory merger in accordance with the Indiana Business Corporation Law and the Delaware General Corporation Law and the separate corporate existence of the Company shall cease. Bancorp shall be the Surviving Corporation. Bancorp shall succeed, without other transfer, to all the rights and property of the Company (including 100% of the issued and outstanding shares of First Savings) and shall be subject to all the debts and liabilities of the Company in the same manner as if Bancorp had itself incurred them. Each share of Bancorp Common Stock issued and outstanding immediately prior to the Effective Time of the Merger shall remain an issued and outstanding

                          MANATT PHELPS & PHILLIPS, LLP

       11355 West Olympic Boulevard, Los Angeles, California 90064-1614
                        - 310-312-4000 - FAX 310-312-4224

                     Los Angeles - Menlo Park - Nashville - Washington, D.C.

MANATT PHELPS & PHILLIPS, LLP
Board of Directors
November 5, 1999
Page 2



share of common stock of Bancorp, and shall not be converted or otherwise affected by the Merger.

                  Subject to the provisions of the Agreement, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time of the Merger shall, on and after the Effective Time of the Merger, be automatically canceled and cease to be an issued and outstanding share of Company Common Stock and shall be converted into the right to receive shares of Bancorp Common Stock in a ratio specified in the Agreement. However, any shares of Company Common Stock held by the Company, Bancorp, or any of their respective Subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and shall not be exchanged for shares of Bancorp Common Stock. There shall be no dissenters' rights.

                  No fractional shares of Bancorp Common Stock shall be issued in the Merger. In lieu thereof, each holder of Company Common Stock who would otherwise be entitled to receive a fractional share shall receive an amount in cash, without interest, equal to the product obtained by multiplying (a) the average of the closing prices per share of Bancorp Common Stock for the five full trading days immediately preceding the Closing Date times (b) the fraction of the share of Bancorp Common Stock to which such holder would otherwise be entitled. No such holder shall be entitled to dividends or other rights in respect to any such fraction.

                  Our analysis and the opinions set forth below are based upon the existence of the facts and conclusions of law above and the facts set forth in that certain Agreement referred to above, including the exhibits thereto. Our analysis and opinions are also based on certain representations in the Agreement and certain written representations to us from Bancorp and the Company in letters of even date herewith. Our analysis and opinions are further based on that certain Form S-4 Registration Statement being filed with the Securities and Exchange Commission in connection with the Merger (the "Form S-4"). The facts and representations contained in the above-referenced documents are incorporated herein by reference as the operative facts underlying the tax opinions set forth herein. One of our key assumptions for purposes of this letter is that the facts and representations set forth in those documents are accurate on the date of this analysis and remain accurate to the date of the closing of the Merger and are otherwise true, complete, and correct. Any change or inaccuracy in such facts or representations may adversely affect our opinions.

                  We have acted as special counsel to the Company in connection with the Merger and are rendering these opinions to the Company and Bancorp at their request. In rendering these opinions, we have examined such documents, laws, regulations and other legal matters as we have considered necessary or appropriate for purposes of the opinions expressed herein. We have not made any independent investigation in rendering these opinions other than as described herein.

MANATT PHELPS & PHILLIPS, LLP
Board of Directors
November 5, 1999
Page 3

                  Our opinions are based upon the Internal Revenue Code of 1986, as amended, as of the date hereof and currently applicable regulations promulgated thereunder (including proposed regulations), published administrative positions of the Internal Revenue Service in revenue rulings and revenue procedures, and judicial decisions. Such legal authorities are all subject to change, either prospectively or retroactively. No assurance can be provided as to the effect of any such change upon our opinions. We have undertaken no obligation to update this letter.

                  The opinions set forth herein have no binding effect on the Internal Revenue Service or the courts. No assurance can be given that, if contested, a court would agree with the opinions set forth herein. The opinions set forth herein represent rather our best legal judgment as to the how the issues addressed herein should be resolved if such issues were litigated and all appeals exhausted.

                  In the case of transactions as complex as the Merger, many federal, state and local income and other tax consequences arise. We have been asked only to address the issues specifically set forth below. No opinion is expressed regarding any other issues.

                  This letter is being issued solely for the benefit of the Company and Bancorp and for the benefit of the Company and Bancorp shareholders as of the date of the Merger. It may not be relied upon by any other person without our prior written consent.

                  Subject to the foregoing, it is our opinion that (i) the Merger should constitute a "reorganization" within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended, and should not result in the recognition of gain or loss for federal income tax purposes to the company or Bancorp, and (ii) no gain or loss should be recognized by the Company shareholders who receive solely Bancorp Common Stock in exchange for shares of Company Common Stock pursuant to the Merger. Income or loss shall be recognized by the holders of Company Common Stock on the receipt of cash in lieu of fractional shares of Bancorp Common Stock (if any), however. It is also our opinion that the section titled "Material Federal Income Tax Consequences" in the Form S-4 accurately summarizes the material federal income tax consequences of the Merger.

MANATT PHELPS & PHILLIPS, LLP
Board of Directors
November 5, 1999
Page 4

                  We hereby consent to the filing of this opinion with the applicable federal and state regulatory agencies with whom such opinion is required to be filed in connection with the Merger.

                                              Very truly yours,

                                              /s/ Manatt, Phelps & Phillips, LLP

                                              Edward L. Lublin
                                              Manatt, Phelps & Phillips, LLP

Enclosures